UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2003

MMI PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	333-29141	74-1622891
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification No.)

515 West Greens Road, Suite 710

Houston, Texas 77067

(Address of Principal Executive Offices)

(281) 876-0080

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits.

    Exhibits.

Exhibit 99.1 News Release issued by MMI Products, Inc. on August 4, 2003 titled "MMI PRODUCTS, INC. REPORTS SECOND QUARTER 2003 RESULTS."

Item 9. Regulation FD Disclosure.

On August 4, 2003, MMI Products, Inc. issued a news release regarding the financial results for the fiscal quarter ended June 28, 2003. The full text of the news release is attached hereto as Exhibit 99.1

In discussing this news release during a conference call on August 5, 2003 with bond market analysts, and holders and potential holders of the Company's senior subordinated notes, the following information was disclosed:

On June 30, 2003, the Company received approximately $2 million for the sale of the Whittier, California fence manufacturing facility, which resulted in a gain (prior to the effect of income taxes) of approximately $800 thousand recognized in the second quarter. On July 9, 2003, the Company received capital lease financing of approximately $9 million for welding and related support equipment placed into service at St. Joseph, Missouri, and Jacksonville, Florida.

Merchants Metals Holding Company, MMI's parent company, owed approximately $55 million at June 28, 2003 under its subordinated debt agreement.

The Company's capital expenditures for maintenance of machinery and equipment have historically been in the range of $4 million to $6 million per year.

Capital expenditures for the fiscal year 2003 are anticipated to be approximately $10 million. This does not include the $9 million of welding and related support equipment financed by capital lease obligations. The gross increase to fixed assets in 2003 will therefore be approximately $19 million.

MMI currently has under its $115 million revolving credit facility, a computed borrowing base of approximately $99 million. Approximately $8 million of the borrowing base is utilized by outstanding letters of credit which support workers' compensation programs. Availability under this facility averaged $32.7 million during the month of July. On August 4, 2003, the credit facility balance was $58.6 million with excess availability of $33.0 million.

For 2003, an increase in accounts payable (resulting primarily from taking fewer prompt payment discounts in order to improve liquidity) is expected to decrease working capital investment by approximately $10 million.

Statements made in this Current Report on Form 8-K and news release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the U.S.; seasonality of the Company's operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

The information in this Current Report on Form 8-K, including the exhibits, is furnished pursuant to Item 9 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information in this Current Report on Form 8-K, including the exhibits, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMI PRODUCTS, INC.
Date: August 7, 2003	By: /s/ Robert N. Tenczar
Robert N. Tenczar, Vice President and Chief Financial Officer